August 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Apollo Diversified Credit Fund, formerly Griffin Institutional Access Fund, (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of Apollo Diversified Credit Fund dated August 29, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

Attachment

Effective on August 24, 2022, PricewaterhouseCoopers LLP ("PwC") was dismissed as the independent registered public accounting firm to the Fund. The decision to change independent registered public accounting firms was recommended by the Audit Committee of the Board and was approved by the Board.

PwC's reports on the Fund's financial statements for the fiscal years ended December 31, 2021 and December 31, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2021 and December 31, 2020 and during the subsequent interim period through August 24, 2022: (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the Fund's financial statements for such periods; and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund provided PwC with a copy of the foregoing disclosures. Attached as Exhibit 13(a)(4) is a copy of PwC’s letter, dated August 29, 2022, stating that it agrees with such statements.